EXHIBIT 99.1

Colonial Series E Preferred Depositary Shares

      Each Colonial Series E preferred depositary share will represent 1/100th of a Colonial Series E preferred share. Set forth below is a description of the terms of the Colonial Series E preferred depositary shares. For more information regarding the underlying Colonial Series E preferred shares, refer to “— Colonial Series E Preferred Shares” below.

General

      Colonial Series E preferred shares represented by Colonial Series E preferred depositary shares will be deposited under a separate deposit agreement among Colonial, EquiServe Trust Company, N.A., as preferred share depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the 1/100th interest of a Colonial Series E preferred share represented by each Colonial Series E preferred depositary share evidenced by such depositary receipt, to all the rights and preferences of the Colonial Series E preferred shares represented by such Colonial Series E preferred depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

      The Colonial Series E preferred depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Immediately following the issuance and delivery of the Colonial Series E preferred shares by Colonial to the preferred share depositary, Colonial will cause the preferred share depositary to issue, on Colonial’s behalf, the depositary receipts. The description below does not include all of the terms of the Colonial Series E preferred depositary shares and should be read together with the deposit agreement and related depositary receipts.

Dividends

      The preferred share depositary will distribute all cash dividends received in respect of the Colonial Series E preferred shares to the record holders of depositary receipts evidencing the related Colonial Series E preferred depositary shares in proportion to the number of such Colonial Series E preferred depositary shares owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred share depositary.

      In the event of a dividend other than in cash, the preferred share depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred share depositary, unless the preferred share depositary determines that it is not feasible to make such distribution, in which case the preferred share depositary may, with Colonial’s approval, sell such property and distribute the net proceeds from such sale to such holders.

      No dividend will be made in respect of any Colonial Series E preferred depositary share to the extent that it represents any Colonial Series E preferred shares converted into excess shares.

Withdrawal of Colonial Series E Preferred Shares

      Upon surrender of the depositary receipts at the corporate trust office of the preferred share depositary (unless the Colonial Series E preferred depositary shares have previously been called for redemption or converted into excess shares), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional Colonial Series E preferred shares and any money or other property represented by the Colonial Series E preferred depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of Colonial Series E preferred shares on the basis of the proportion of the Colonial Series E preferred shares represented by each Colonial Series E preferred depositary share, but holders of such Colonial Series E preferred shares will not thereafter be entitled to receive Colonial Series E preferred depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of Colonial Series E preferred depositary shares in excess of the number of Colonial Series E preferred depositary shares representing the number of Colonial Series E preferred shares to be withdrawn, the preferred share depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of Colonial Series E preferred depositary shares.

Redemption of Colonial Series E Preferred Depositary Shares

      Whenever Colonial redeems Colonial Series E preferred shares held by the preferred share depositary, the preferred share depositary will redeem as of the same redemption date the number of Colonial Series E preferred depositary shares representing the Colonial Series E preferred shares so redeemed, provided Colonial will have paid in full to the preferred share depositary the redemption price of the Colonial Series E preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Colonial Series E preferred depositary share will be equal to 1/100th of the redemption price and any other amounts per share payable with respect to the Colonial Series E preferred shares. If fewer than all the Colonial Series E preferred depositary shares are to be redeemed, the Colonial Series E preferred depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Colonial Series E preferred depositary shares) or by any other equitable method determined by Colonial that will not result in the issuance of any excess shares.

      From and after the date fixed for redemption, all dividends in respect of the Colonial Series E preferred shares so called for redemption will cease to accrue, the Colonial Series E preferred depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the Colonial Series E preferred depositary shares so called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption upon surrender thereof to the preferred share depositary.

Voting of Colonial Series E Preferred Shares

      Upon receipt of notice of any meeting at which the holders of the Colonial Series E preferred shares are entitled to vote, the preferred share depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the Colonial Series E preferred depositary shares which represent such Colonial Series E preferred shares. Each record holder of depositary receipts evidencing Colonial Series E preferred depositary shares on the record date (which will be the same date as the record date for the Colonial Series E preferred shares) will be entitled to instruct the preferred share depositary as to the exercise of the voting rights pertaining to the amount of Colonial Series E preferred shares represented by such holder’s Colonial Series E preferred depositary shares. The preferred share depositary will vote the amount of Colonial Series E preferred shares represented by such Colonial Series E preferred depositary shares in accordance with such instructions, and Colonial will agree to take all reasonable action which may be deemed necessary by the preferred share depositary in order to enable the preferred share depositary to do so. The preferred share depositary will abstain from voting the amount of Colonial Series E preferred shares represented by such Colonial Series E preferred depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such Colonial Series E preferred depositary shares. The preferred share depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred share depositary.

Conversion of Colonial Series E Preferred Shares

      Neither the Colonial Series E preferred depositary shares, as such, nor the Colonial Series E preferred shares are convertible into Colonial common shares or any of Colonial’s other securities or property, except in connection with certain conversions in connection with the preservation of Colonial’s status as a REIT.

Amendment and Termination of the Deposit Agreement

      The depositary receipt evidencing the Colonial Series E preferred depositary shares which represent the Colonial Series E preferred shares and any provision of the deposit agreement may at any time be amended by agreement between Colonial and the preferred share depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Colonial Series E preferred shares will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Colonial Series E preferred depositary shares evidenced by the depositary receipts then outstanding. No amendment will impair the right, subject to certain exceptions in the depositary agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related Colonial Series E preferred shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

      The deposit agreement may be terminated by Colonial upon not less than 30 days’ prior written notice to the preferred share depositary if:

•	such termination is necessary to preserve Colonial’s status as a REIT; or

•	holders of depositary receipts evidencing at least two-thirds of the Colonial Series E preferred depositary shares affected by such termination consents to such termination;

whereupon the preferred share depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional Colonial Series E preferred shares as are represented by the Colonial Series E preferred depositary shares evidenced by such depositary receipts together with any other property held by the preferred share depositary with respect to such depositary receipts. Colonial has agreed that if the deposit agreement is terminated to assist in maintaining its status as a REIT, then, if the Colonial Series E preferred depositary shares are listed on a national securities exchange, Colonial will use its best efforts to list the Colonial Series E preferred shares issued upon surrender of the related Colonial Series E preferred depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if:

•	all outstanding Colonial Series E preferred depositary shares have been redeemed;

•	there has been a final distribution in respect of the related Colonial Series E preferred shares in connection with any liquidation, dissolution or winding up of Colonial and such distribution has been distributed to the holders of depositary receipts evidencing the Colonial Series E preferred depositary shares representing such Colonial Series E preferred shares; or

•	each Colonial Series E preferred share has been converted into Colonial shares not so represented by Colonial Series E preferred depositary shares.

Charges of Preferred Share Depositary

      Colonial will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, Colonial will pay the fees and expenses of the preferred share depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay certain other transfer and other taxes and governmental charges as well as the fees and expenses of the preferred share depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement. EquiServe will serve as the preferred share depositary.

Resignation and Removal of Depositary

      The preferred share depositary may resign at any time by delivering to Colonial notice of its election to do so, and Colonial may at any time remove the preferred share depositary, any such resignation or removal to take effect upon the appointment of a successor preferred share depositary. A successor preferred share depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States.

Miscellaneous

      The preferred share depositary will forward to holders of depositary receipts any reports and communications from Colonial which are received by the preferred share depositary with respect to the related Colonial Series E preferred shares.

      Neither the preferred share depositary nor Colonial will be liable if the preferred share depositary is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. Colonial’s obligations and the preferred share depositary’s under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Colonial Series E preferred shares represented by the Colonial Series E preferred depositary shares), gross negligence or willful misconduct, and Colonial and the preferred share depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, Colonial Series E preferred depositary shares or Colonial Series E preferred shares represented thereby unless satisfactory indemnity is furnished. Colonial and the preferred share depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Colonial Series E preferred shares represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

      In the event the preferred share depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and Colonial, on the other hand, the preferred share depositary will be entitled to act on such claims, requests or instructions received from Colonial.

Colonial Series E Preferred Shares

      Each Colonial Series E preferred share will be represented by 100 Colonial Series E preferred depositary shares. Set forth below is a description of the terms of the Colonial Series E preferred shares. For more information regarding the Colonial Series E preferred depositary shares, refer to “— Colonial Series E Preferred Depositary Shares” above.

Ranking

      With respect to the payment of distributions and amounts upon liquidation, the Colonial Series E preferred shares will rank:

•	senior to all classes or series of Colonial common shares, and to all equity securities ranking junior to the Colonial Series E preferred shares, including Colonial Series 1998 preferred shares authorized in connection with the Colonial shareholder rights plan;

•	on a parity with the Colonial Series B preferred shares, the Colonial Series C preferred shares, the Colonial Series D preferred shares, and all other equity securities issued by Colonial the terms of which specifically provide that such equity securities rank on a parity with the Colonial Series E preferred shares; and

•	junior to all equity securities issued by Colonial the terms of which specifically provide that such equity securities rank senior to the Colonial Series E preferred shares. Colonial currently has no equity securities outstanding senior to the Colonial Series E preferred shares.

Dividends

      Holders of the Colonial Series E preferred shares will be entitled to receive, when and as authorized by the Colonial board of trustees, out of funds legally available for the payment of distributions, cumulative preferential dividends payable on each dividend payment date in cash in an amount equal to the sum of:

•	$47.625 per Colonial Series E preferred share (equivalent to $0.47625 per Colonial Series E preferred depositary share; also equivalent to a fixed annual rate of $190.50 per Colonial Series E preferred share or $1.905 per Colonial Series E preferred depositary share); and

•	if the sum of all dividends paid on one Colonial common share during the preceding dividend period (i.e., the dividend period ending on the immediately preceding dividend payment date) exceeds an amount initially set at $0.790 (subject to adjustment for stock splits, combinations and similar events), an amount equal to the product of:

•	50%; times

•	the excess of the prior period dividends over the amount initially set at $0.790 (subject to adjustment for stock splits, combinations and similar events); times

•	an initial factor of 60.2991 (subject to adjustment for stock splits, combinations and similar events).

      Set forth below is a calculation of the quarterly dividend holders of Colonial Series E preferred shares will be entitled to receive under each of the circumstances described below:

Assuming the sum of all dividends paid on one Colonial common share during the preceding dividend period does not exceed $0.790:	$47.625
Assuming the sum of all dividends paid on one Colonial common share during the preceding dividend period is $0.820*:	$47.625 + (50% × ($0.820 - $0.790) × 60.2991) = $48.5294865

*	This dividend level has been assumed only for illustrative purposes. Colonial does not intend for this to constitute a projection or other indication of future dividend levels for any period.

      Dividends on the Colonial Series E preferred shares will accrue and be cumulative from the initial dividend accrual date (which will be the last record date for regular quarterly dividends on Cornerstone common shares before the date on which the Colonial Series E preferred shares are issued), and will be payable quarterly in arrears on the last day of each of March, June, September and December (or, if not a business day, the succeeding business day), commencing on the first dividend payment date after the date on which the Colonial Series E preferred shares are issued. However, if closing of the merger occurs during the month of March, June, September or December, the first dividend payment date will be the last day of June, September, December or March, respectively (or, if not a business day, the succeeding business day).

      Dividends payable on the Colonial Series E preferred shares for the initial distribution period and any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Colonial will pay dividends to holders of record as they appear in its share records at the close of business on the applicable record date, which will be the 15th day of the calendar month in which the applicable dividend payment date falls or such other date designated by the Colonial board of trustees for the payment of dividends that is not more than 30 nor less than ten days prior to the dividend payment date.

      No dividends on the Colonial Series E preferred shares will be declared by the Colonial board of trustees or be paid or set apart for payment by Colonial at such time as the terms and provisions of any agreement, including any agreement relating to Colonial’s indebtedness, prohibits the declaration, payment or setting apart for payment or provides that the declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if the declaration or payment is restricted or prohibited by law.

      Notwithstanding the foregoing, distributions on the Colonial Series E preferred shares will accrue whether or not Colonial has earnings, whether or not there are funds legally available for the payment of the distributions and whether or not the distributions are authorized. Accrued but unpaid distributions on the Colonial Series E preferred shares will not bear interest and holders of the Colonial Series E preferred shares will not be entitled to any distributions in excess of full cumulative distributions as described above.

      Any distribution payment made on the Colonial Series E preferred shares will first be credited against the earliest accrued but unpaid distribution due with respect to the Colonial Series E preferred shares which remains payable.

Liquidation Preference

      In the event of any voluntary or involuntary liquidation, dissolution or winding up of Colonial’s affairs, the holders of the Colonial Series E preferred shares are entitled to be paid out of Colonial’s assets legally available for distribution to Colonial shareholders liquidating distributions in cash or property at its fair market value as determined by the Colonial board of trustees in the amount of a liquidation preference of $2,500 per Colonial Series E preferred share (equivalent to $25.00 per Colonial Series E preferred depositary share), plus an amount equal to any accrued and unpaid distributions to the date of the liquidation, dissolution or winding up, before any distribution is made to holders of Colonial common shares or any other capital shares of beneficial interest that rank junior to the Colonial Series E preferred shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Colonial Series E preferred shares will have no right or claim to any of Colonial’s remaining assets. Colonial’s consolidation or merger with any other entity or the sale, lease or transfer of all or substantially all of Colonial’s property will not be deemed to constitute a liquidation, dissolution or winding up.

      In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding Colonial Series E preferred shares and the corresponding amounts payable on all shares of other classes or series of capital shares of ranking on a parity with the Colonial Series E preferred shares in the distribution of assets, then the holders of the Colonial Series E preferred shares and all other classes or series of capital shares ranking on a parity with the Colonial Series E preferred shares will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Subject to the rights of Colonial shares ranking on parity with or senior to the Colonial Series E preferred shares, after payment is made in full to holders of Colonial Series E preferred shares, any other series or class or classes of shares ranking junior to the Colonial Series E preferred shares will be entitled to receive any and all assets remaining to be paid or distributed, subject to their respective terms.

Optional Redemption

      Colonial may redeem, at its option, the Colonial Series E preferred shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $2,500 per Colonial Series E preferred share (equivalent to $25.00 per Colonial Series E preferred depositary share), plus accrued and unpaid dividends thereon, if any, to the date fixed for redemption, without interest. If fewer than all of the outstanding Colonial Series E preferred shares are to be redeemed, Colonial may not redeem more than 60,000 of the Colonial Series E preferred shares (equivalent to 6,000,000 of the Colonial Series E preferred depositary shares) without redeeming all of the Colonial Series E preferred shares then outstanding. If full cumulative dividends on Colonial Series E preferred shares or any class or series of capital shares ranking on a parity with the Colonial Series E preferred shares have not been authorized and paid or authorized and set apart for payment, then the Colonial Series E preferred shares or parity shares may not be redeemed in part at the option of Colonial and Colonial may not purchase or otherwise acquire any Colonial Series E preferred shares or parity shares other than pursuant to a purchase or exchange offer made on the same terms to all holders of Colonial Series E preferred shares or parity shares except in certain circumstances relating to the maintenance of Colonial’s ability to qualify as a REIT for federal income tax purposes.

      Notice of redemption at the option of Colonial will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the date fixed for redemption of the Colonial Series E preferred shares, or by a similar notice mailed by the registrar, postage prepaid, not less than 30 days nor more than 60 days prior to the date fixed for redemption of the Colonial Series E preferred shares, addressed to the respective holders of record of Colonial Series E preferred shares to be redeemed at their respective addresses shown on Colonial’s share transfer books. No failure to give notice or any defect of the notice or in the mailing of the notice will affect the sufficiency of the notice or the validity of the proceedings for the redemption of any Colonial Series E preferred shares except as to the holder to whom notice was defective or not given. Each notice will state:

•	the date fixed for redemption of the Colonial Series E preferred shares;

•	the redemption price per share;

•	the number of Colonial Series E preferred shares to be redeemed, and if fewer than all of the Colonial Series E preferred shares are to be redeemed, the number of Colonial Series E preferred shares to be redeemed from each holder;

•	the place or places where the certificates for the Colonial Series E preferred shares are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

      On or after the redemption date, each holder of Colonial Series E preferred shares to be redeemed must present and surrender the share certificates representing Colonial Series E preferred shares at the place designated in the redemption notice and then the redemption price of such shares will be paid to or on the order of the person whose name appears on the share certificates as the owner thereof and each surrendered share certificate will be canceled. In the event that fewer than all the shares represented by any share certificate are to be redeemed, a new share certificate will be issued representing the unredeemed shares. From and after the date fixed for redemption of the Colonial Series E preferred shares (unless Colonial defaults in payment of the redemption price), all dividends on the Colonial Series E preferred shares designated for redemption in the notice will cease to accrue and all rights of the holders, except the right to receive the redemption price (including all accrued and unpaid dividends up to the date fixed for redemption of the Colonial Series E preferred shares), will cease and terminate and such shares will not thereafter be transferred (except with Colonial’s consent) on Colonial’s books, and the shares will not be deemed to be outstanding for any purpose whatsoever. At Colonial’s election, Colonial may, prior to the redemption date, irrevocably deposit the redemption price (including accrued and unpaid distributions) of the Colonial Series E preferred shares called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Colonial Series E preferred shares to be redeemed will:

•	specify the office of such bank or trust company as the place of payment of the redemption price; and

•	call upon such holders to surrender the share certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accrued and unpaid distributions up to the redemption date). Subject to the applicable escheat laws, any monies deposited which remain unclaimed by the holders of the Colonial Series E preferred shares at the end of two years after the redemption date will be returned to Colonial by such bank or trust company.

      The holders of Colonial Series E preferred shares at the close of business on a record date of any dividend will be entitled to receive the dividend payable with respect to the Colonial Series E preferred shares on the corresponding payment date notwithstanding the redemption thereof between such dividend record date and the corresponding dividend payment date. Except as provided above, Colonial will make no payment or allowance for unpaid dividends, whether or not in arrears, on Colonial Series E preferred shares called for redemption.

      The Colonial Series E preferred shares have no stated maturity date and will not be subject to any sinking fund provisions.

Mandatory Redemption

      Colonial will be required to redeem all of the Colonial Series E preferred shares 30 days after the date that it mails notice of a change of control to holders of the Colonial Series E preferred shares. Colonial will redeem the Colonial Series E preferred shares for cash at a redemption price of $2,500 per share (equivalent to $25.00 per Colonial Series E preferred depositary share), plus accrued and unpaid dividends thereon, if any, to the date fixed for redemption.

      A “change of control” will be deemed to have occurred upon the occurrence of any of the following events:

•	any person or group files Schedule TO, Schedule 13D or any schedule, form or report under the Securities Exchange Act of 1934, as amended, disclosing that such person or group has become the direct or indirect ultimate beneficial owner of Colonial common shares representing more than 50% of the voting power of Colonial common shares entitled to vote generally in the election of trustees;

•	consummation of any share exchange, consolidation or merger of Colonial pursuant to which Colonial common shares will convert into cash, securities or other property or any sale, lease or transfer in one transaction or a series of transactions of all or substantially all of Colonial’s consolidated assets taken as a whole to any person other than Colonial or one or more of its subsidiaries; provided, however, that a transaction where Colonial is the surviving entity and holders of Colonial common shares immediately prior to such transaction have more than 50% of the aggregate voting power of Colonial voting shares entitled to vote generally in the election of trustees immediately after such transaction will not be considered a change of control; or

•	Colonial or a wholly owned subsidiary of Colonial ceases to be the sole general partner of Colonial Partnership.

      Notice of mandatory redemption will be mailed by the registrar, postage prepaid, within 15 days after the occurrence of a change of control, addressed to the respective holders of record of Colonial Series E preferred shares to be redeemed at their respective addresses shown on Colonial’s share transfer books. No failure to give notice or any defect of the notice or in the mailing of the notice will affect the sufficiency of the notice or validity of the proceedings for the redemption of any Colonial Series E preferred shares except as to the holder to whom notice was defective or not given. Each notice will state:

•	the date fixed for the mandatory redemption of the Colonial Series E preferred shares;

•	the redemption price per share;

•	the place or places where the certificates for the Colonial Series E preferred shares are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

      From and after the date fixed for redemption of the Colonial Series E preferred shares (unless Colonial defaults in payment of the redemption price), all dividends on the Colonial Series E preferred shares designated for redemption in the notice will cease to accrue and all rights of the holders, except the right to receive the redemption price (including all accrued and unpaid dividends up to the date fixed for redemption of the Colonial Series E preferred shares), will cease and terminate and such shares will not thereafter be transferred (except with Colonial’s consent) on Colonial’s books, and the shares will not be deemed to be outstanding for any purpose whatsoever. At Colonial’s election, Colonial may, prior to the redemption date, irrevocably deposit the redemption price (including accrued and unpaid distributions) of the Colonial Series E preferred shares called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Colonial Series E preferred shares to be redeemed will:

•	specify the office of such bank or trust company as the place of payment of the redemption price; and

•	call upon such holders to surrender the share certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accrued and unpaid distributions up to the redemption date). Subject to the applicable escheat laws, any monies deposited which remain unclaimed by the holders of the Colonial Series E preferred shares at the end of two years after the redemption date will be returned to Colonial by such bank or trust company.

      The holders of Colonial Series E preferred shares at the close of business on a record date of any dividend will be entitled to receive the dividend payable with respect to the Colonial Series E preferred shares on the corresponding payment date notwithstanding the redemption thereof between such dividend record date and the corresponding dividend payment date. Except as provided above, Colonial will make no payment or allowance for unpaid dividends, whether or not in arrears, on Colonial Series E preferred shares to be redeemed.

      Colonial’s obligation to redeem the Colonial Series E preferred shares will be subject to the rights of any parity shares or senior shares and compliance with the provisions of any material debt agreement to which Colonial or a subsidiary is a party that would prohibit such redemption or under which such redemption would constitute an event of default. If Colonial is so prohibited from redeeming the Colonial Series E preferred shares, Colonial will be prohibited from declaring or paying any dividends on any junior shares or from redeeming, purchasing or otherwise acquiring any junior shares until it has fully paid the mandatory redemption price on the Colonial Series E preferred shares. Colonial will be obligated to redeem the Colonial Series E preferred shares no later than 45 days after it is first able to redeem the Colonial Series E preferred shares.

      Colonial’s obligation to redeem the Colonial Series E preferred shares will be satisfied if a third party purchases all Colonial Series E preferred shares presented for redemption in exchange for payment of the redemption price in cash and otherwise complies with Colonial’s redemption obligations.

Voting Rights

      Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of the Colonial Series E preferred shares will have no voting rights. On any matter on which the Colonial Series E preferred shares are entitled to vote (as expressly provided herein, in the articles supplementary or as may be required by law), including any action by written consent, each Colonial Series E preferred share will be entitled to one vote.

      If dividends on the Colonial Series E preferred shares are in arrears for six or more quarterly periods (whether or not consecutive) holders of the Colonial Series E preferred shares (voting separately as a class with holders of all other series of shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees to serve on the Colonial board of trustees until Colonial pays all dividends which it owes on the Colonial Series E preferred shares.

      For more information on the voting rights of the Colonial Series E preferred shares, refer to “Comparison of Shareholder Rights — Number of Trustees and Directors; Removal of Trustees and Directors; Vacancies” and “— Amendment of the Colonial Declaration of Trust and Cornerstone Articles of Incorporation”.

Conversion

      The Colonial Series E preferred shares are not convertible into or exchangeable for any other property or securities.

Shareholder Liability

      Applicable Alabama law provides that no shareholder, including holders of Colonial Series E preferred shares, will be personally liable for Colonial’s acts and obligations and that Colonial’s funds and property will be the only recourse for such acts or obligations.

Restrictions on Ownership

      In order to assist Colonial in maintaining Colonial’s qualification as a REIT for federal income tax purposes, ownership by any person of more than 9.8% of the value of the Colonial Series E preferred shares is restricted in the Colonial declaration of trust.